EXHIBIT 23.06

             [PACIFIC ENERGY SYSTEMS LETTERHEAD]


October 11, 1996




Panda Interfunding Corporation
Panda Funding Corporation
c/o Panda Energy International, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Re:  Independent Engineer's Report

Ladies and Gentlemen:

We consent to the use of our report entitled "Independent Engineer's Report, Panda-Brandywine Cogeneration Project" and our Officer's Certificate, of even date herewith, related thereto in the Prospectus (the "Prospectus") relating to the offering of Pooled Project Bonds, Series A-1 Due 2012 offered by Panda Funding Corporation and included in the registration statement on Form S-1 by Panda Interfunding Corporation and Panda Funding Corporation, and to the inclusion of such report and certificate as an Appendix to the Prospectus.

We also consent to the statements by ICF Resources, Incorporated in their reports (and the summaries thereof) included in the Prospectus, that they have relied on our report above and we authorize such reliance.

We also consent to the statements by C.C. Pace Resources, Inc., in their report included in the Prospectus, that they have relied on our report referenced above and we authorize such reliance.

We also hereby consent to the reference to us as experts under the heading "Experts-Independent Engineers and Consultants" in the Prospectus.

                              PACIFIC ENERGY SYSTEMS


                              By: /s/  John R. Martin
                              John R. Martin
                              President